Exhibit 10.11
EIGHTH AMENDMENT TO THE
INGRAM MICRO 401(k) INVESTMENT SAVINGS PLAN
     The Ingram Micro 401(k) Investment Savings Plan, which was restated as of April 1, 2005, is hereby amended in the following manner in accordance with the amendment procedures set forth in Section 12.1 of the Plan. This Amendment is effective as of the dates specified below.
     1. Effective as of January 1, 2009, Section 1.18 is amended to by the addition of the following to the first paragraph thereof:
“For all purposes hereunder, Compensation shall include a Differential Wage Payment made after December 31, 2008. A Differential Wage Payment means a payment by an Employer to an individual who is performing service in the uniformed services (as defined in Chapter 43 of Title 38 of the United States Code) while on active duty for more than 30 days, which represents all or a portion of the wages the individual would have received if the individual were performing service for the Employer.

Effective for remuneration paid after December 31, 2008: (i) an individual receiving a Differential Wage Payment shall be treated as an Employee of the Employer making the payment; (ii) the Differential Wage Payment shall be treated as Compensation for all purposes hereunder; and (iii) the Plan shall not be treated as failing to meet the requirements of Section 401(a)(4), 401(a)(26), 401(k)(3), 401(k)(11), 401(k)(12), 401(m), 403(b)(12), 408(k)(3), 408(k)(6), 408(p), 410(b), or 416 by reason of any contribution or benefit which is based on the Differential Wage Payment, provided that all employees of the Employer and its affiliates (determined under Sections 414(b), (c), (m), and (o) of the Code) who are performing qualified military service are entitled to receive Differential Wage Payments and make contributions based on such payments on reasonably equivalent terms.”
     2. Effective as of January 1, 2009, Section 3.1 is amended by the addition of the following thereto:
“Notwithstanding the above, the Administrator may establish uniform and nondiscriminatory procedures which restrict the elections under this Plan of a Participant who is also participating in the Ingram Micro Inc. Supplemental Investment Savings Plan (as it may be amended from time to time). The percentage of Compensation that such a Participant may elect to contribute to this Plan as Before-Tax Contributions and/or After-Tax Contributions may be limited to the percentage designated as permissible by the Administrator, provided that such percentage does not exceed the maximum percentage of Compensation that a Participant who is not a Highly Compensated Employee may elect to contribute to this Plan. In addition, the frequency with which a Participant may change the percentage of his Compensation to be contributed to the Plan as Before-Tax Contributions and/or After-Tax Contributions may be limited to the frequency designated by the Administrator, provided that such changes may not be made more often than similar changes may be made by a Participant who is not a Highly Compensated Employee.”
     3. Effective as of January 1, 2007, Section 6.2(b) is amended to by the addition of the following thereto:
“For this purpose, a Participant who dies on or after January 1, 2007, while performing qualified military service (as defined in Section 414(u) of the Code) shall be 100% vested to the same extent as if the Participant had resumed and then terminated employment on account of death. The survivors of the Participant shall be entitled to any additional benefits, other than benefit accruals relating to the period of qualified military service, provided under this Plan had the Participant resumed and then terminated employment on account of death.”
     4. Effective for years beginning after December 31, 2008, Article VII is amended by the addition of a new Section 7.6 to read as follows:
     “7.6 Withdrawals During Military Service
A Participant may withdraw up to the entire balance of his Before-Tax Contribution Account during any period the Participant is performing service in the uniformed services (as defined in Chapter 43 of Title 38 of the United States Code) while on active duty for more than 30 days; provided that a Participant who makes such a withdrawal shall not make a Before-Tax Contribution or After-Tax Contribution during the 6-month period beginning on the date of the withdrawal.”
     IN WITNESS WHEREOF, this Eighth Amendment is executed on the date set forth below.

INGRAM MICRO INC.

By:	/s/ Larry C. Boyd

Title:	Senior Vice President, Secretary and General Counsel

Date:	March 30, 2009